EXHIBIT (8)(g)(1)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT (EATON VANCE)

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

BETWEEN EATON VANCE VARIABLE TRUST, EATON VANCE DISTRIBUTORS, INC.

AND ML LIFE INSURANCE COMPANY OF NEW YORK

THIS AGREEMENT, effective as of May 1, 2007, by and among Eaton Vance Variable Trust, a Massachusetts business trust, (the “Trust”), Eaton Vance Distributors, Inc., (the “Underwriter”), a Massachusetts company and ML Life Insurance Company of New York, a New York life insurance company (the “Company”)

WITNESSETH:

WHEREAS, the Trust, the Underwriter and the Company heretofore entered into a Participation Agreement dated March 1, 2005, as amended (the” Agreement”), with regard to separate accounts established for variable life insurance and/or variable annuity contracts offered by the Company; and

WHEREAS, the Trust, the Underwriter, and the Company desire to amend Schedule A to the Agreement and make changes to Section XI of the Agreement in accordance with the terms of the Agreement.

NOW, THEREFORE, in consideration of the above premises, the Trust, the Underwriter and the Company hereby agree:

1.	Amendment

(a)	Schedule A to the Agreement is amended in its entirety and is replaced by the Schedule A attached hereto;

(b)	Section XI of the Agreement is hereby amended as follows:

If to the Company:	Barry G. Skolnick, Esquire
Senior Vice President & General Counsel
1700 Merrill Lynch Drive, 3rd Floor
Pennington, New Jersey 08534

2.	Effectiveness. The Amendment to the Agreement shall be effective as of the date first above written.

3.	Continuation. Except as set forth above, the Agreement shall remain in full force and effective in accordance with its terms.

4.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

(Signatures located on the following page)

IN WITNESS WHEREOF, the Trust, the Underwriter and the Company have caused the Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

EATON VANCE VARIABLE TRUST		ML LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ William J. Austin Jr.	By:	/s/ Kirsty Lieberman
Name:	William J. Austin Jr,.	Name:	Kirsty Liebermann
Title:	Assistant Treasurer	Title:	Vice President & Senior Counsel
Date:	4/17/07	Date:	4/18/07

EATON VANCE DISTRIBUTORS, INC.

By:	/s/ John Trotsky
Name:	John Trostsky
Title:	Vice President-Marketing Director of Retirement Plus
Date:	4/13/07

Schedule A

FUNDS AVAILABLE UNDER THE CONTRACTS

Eaton Vance VT Floating Rate Income Fund

Eaton Vance VT Large Cap Value Fund

SEPARATE ACCOUNTS UTILIZING THE FUNDS

ML of New York Variable Annuity Separate Account A

CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS

Merrill Lynch Investor ChoiceSM Annuity

MLNY-VA-010

As of May 1, 2007